                                                                  EXHIBIT 3.1(b)

                                   AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                          TELEVISION NETWORKING, INC.


Television Networking, Inc., Nevada Corporation having its principal office at 3841 North 50th Avenue, Hollywood, Florida 33021 (hereinafter referred to as the "Corporation"), hereby certifies to the Secretary of State of Nevada that:

1. Article I of the Articles of Incorporation has been amended in its entirety to read:


                                   ARTICLE I

          The name of the Corporation is Global Teledata Corporation.

2. The name change was adopted by unanimous consent of the Board of Directors.

         IN WITNESS THEREOF, The Corporation has caused these presents to be signed in its name and on its behalf by the President and attested to by its Secretary on this 9th day of November 1998, and its President acknowledges that this Amendment to the Articles of Incorporation is the act and deed of the Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to approval and authorization are true, in all material respects to the best of the President's knowledge, information and belief.

ATTEST:                             TELEVISION NETWORKING, INC.

By: /s/ Mary F. Pavsner             By: /s/ Alan R. Pavsner
   ------------------------            ------------------------
   Mary F. Pavsner                     Alan R. Pavsner
   Secretary                           President



(Corporate Seal)